EXHIBIT 4

                                TIME WARNER INC.
                           DEFERRED COMPENSATION PLAN

                                   ARTICLE I

                           ESTABLISHMENT OF THE PLAN

     1.1 Establishment of Plan. Time Warner Inc. (the "Company") has established this plan effective as of November 18, 1998, to be known as the Time Warner Inc. Deferred Compensation Plan (the "Plan").

     1.2 Purpose of Plan. The Plan is intended to be an unfunded, non-qualified deferred compensation plan maintained to provide deferred compensation for a select group of management or highly compensated employees under Section 201(2) of the Employee Retirement Income Security Act of 1974, by providing Eligible Employees a means of irrevocably deferring to a future Year the receipt of certain compensation from Employing Companies in excess of the Compensation Limit. The Plan will also accept transfers of account balances attributable to compensation previously irrevocably deferred under (i) the Time Warner Deferred Compensation (pre-1999) Plan (the "Pre-1999 Plan") and (ii) the employment agreements of certain senior officers and key personnel of the Company and its Affiliates, subject to the terms and conditions for making such transfers specified in the Pre-1999 Plan and each of the employment agreements.

     1.3 Applicability of Plan. The provisions of the Plan are applicable only to Employees of Employing Companies employed on or after the effective date of the Plan.
                                   ARTICLE II

                                  DEFINITIONS

     2.1 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended, the term is capitalized.

     2.2. Affiliate: An Employing Company and any entity affiliated with the Employing Company within the meaning of Code Section 414(b), with respect to controlled groups of corporations, Section 414(c) with respect to trades or businesses under common control with the Employing Company, and Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with an Employing Company pursuant to regulations under Section 414(o) of the Code.

     Except as described below, the term "Affiliate" shall generally mean an entity in which the Employing Company has an ownership interest directly or indirectly of at least eighty percent (80%).

               (a) The Committee may designate any entity which is related to the Company by less than eighty percent (80%) as an Affiliate.

               (b) If an Employing Company adopts the Plan only for the benefit of certain of its divisions, locations or operations, all other divisions, locations or operations of said Employing Company shall be treated as Affiliates.

               (c) TWE, each division of TWE, any entity affiliated with TWE within the meaning of Sections 414(b), 414(c) and 414(m) of the Code, and any other entity required to be aggregated with TWE pursuant to regulations under Section 414(o) of the Code shall be treated as Affiliates.

               (d) TWE-A/N, each division of TWE-A/N, any entity affiliated with TWE-A/N within the meaning of Sections 414(b), 414(c) and 414(m) of the Code, and any other entity required to be aggregated with TWE-A/N pursuant to regulations under Section 414(o) of the Code shall be treated as Affiliates.

     2.3 Adverse Tax Effect: Any reduction in the benefits available to, or any adverse impact on, the Company from the use of Corporate Owned Life Insurance ("COLI") as an investment vehicle to fund the obligations of the Company under the Plan.

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     2.4  Beneficiary: The person or persons designated from time to time by a Participant or Inactive Participant, by notice to the Committee, to receive any benefits payable under the Plan after his or her death, which designation has not been revoked by notice to the Committee at the date of the Participant's or Inactive Participant's death. Such notice shall be in a form as required by the Committee or acceptable to it which is properly completed and delivered to the Committee, any member thereof or its designee. Notice to the Committee shall be deemed to have been given when it is actually received by any such individual.

     2.5 Board: The Board of Directors of the Company or a committee thereof authorized to act in the name of the Board.

     2.6  Code: The Internal Revenue Code of 1986, as amended.

     2.7 Committee: The committee appointed by the Company as provided for herein.

     2.8  Company: Time Warner Inc.

     2.9 Compensation Limit: The compensation limit of Section 401(a)(17) of the Code, as adjusted under Section 401(a)(17)(B) of the Code for increases in the cost of living.

     2.10 Deferred Compensation Account: The separate account established under Article V of the Plan for each Participant and Inactive Participant representing amounts deferred by a Participant pursuant to Article III.

     2.11 Disability: Permanent and total disability as determined by the Social Security Administration or any disability for which a Participant is receiving monthly benefits under the provisions of the Time Warner Inc. Long Term Disability Plan or, in the case of an employee covered by a long term disability plan of an Affiliate, under the provisions of such plan, whichever shall occur first.

     2.12 Eligible Employee: An individual who meets the eligibility requirements of Section 3.1.

     2.13  Employee: An individual employed by an Employing Company.

     2.14 Employing Company: The Company and each Affiliate which has been authorized by the Committee to participate in the Plan and has adopted the Plan.

     2.15 ERISA: The Employee Retirement Income Security Act of 1974, as amended.

     2.16 Inactive Participant: A Participant whose employment has terminated with the Company and any Affiliate and whose Deferred Compensation Account has not been fully distributed.

     2.17 Investment Committee: The Investment Committee as provided for herein.

     2.18 Investment Direction: A Participant's or Inactive Participant's direction to the recordkeeper of the Plan, in the form and manner prescribed by the Committee, in accordance with either written directions or directions made through the recordkeeper's telephone system directing which Investment Funds will be credited with his or her deferrals and transfers of all or part of the deferred amounts and any earnings thereon from other Investment Funds, the Pre-1999 Plan and certain employment agreements, as provided for herein.

     2.19 Investment Funds: The hypothetical investment funds, as determined from time to time by the Board or the Investment Committee.

     2.20 Participant: Each Employee who participates in the Plan in accordance with the terms and conditions of the Plan.

     2.21 Plan: This plan, the Time Warner Inc. Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

     2.22 Retirement: The term used to indicate that a Participant, as of the date his or her employment terminates with the Company and any Affiliate, is eligible for retirement under the then current qualified defined benefit plan of the Company or the Affiliate from which he or she is terminating employment. If such company does not have a qualified defined benefit plan, eligibility for retirement shall be determined by the applicable provision in the qualified defined contribution plan of such company for which the Participant is eligible, and, if more than one, the plan which would result in the earliest distribution under this Plan.

     2.23 Tax Event: The first to occur of any of the following events (as determined by the Committee):

               (a) any amendments to, clarification of, or change in the laws of the United States or taxing authority thereof that has an Adverse Tax Effect,

               (b) any judicial decision, administrative pronouncement, published or private ruling, technical advice memorandum, regulatory procedure, notice or announcement ("Administrative Action") that has an Adverse Tax Effect,

               (c) any amendment to, clarification of, or change in the position or the interpretation of any Administrative Action that has an Adverse Tax Effect, or

               (d) the receipt by the Company or any of its Affiliates or subsidiaries of a Notice of Proposed Adjustment (or notice similar thereto) from the Internal Revenue Service proposing an adjustment which would result in an Adverse Tax Effect.

     2.24  TWE: Time Warner Entertainment Company, L.P.

     2.25  TWE-A/N:  Time Warner Entertainment-Advance/Newhouse Partnership.

     2.26 Valuation Date: With respect to the Investment Funds, each business day when the New York Stock Exchange is open.

     2.27  Year: A calendar year.

                                  ARTICLE III

                             PARTICIPANT DEFERRALS

     3.1 Eligibility. The Employees who shall be eligible to make deferral elections under the Plan are those salaried officers and other key employees of an Employing Company who at the time of a deferral election pursuant to Section 3.3 below:

                    (i) are on a regular periodic U.S. payroll of the Employing Company; and

                    (ii) have a current base salary plus bonus in excess of the
                         Compensation Limit or are otherwise designated as eligible by the Committee. For purposes of this subsection 3.1(ii), "bonus" means any annual bonus (paid or deferred) pursuant to a regular program (but excluding long-term cash incentive plan payments other than those specified in Section 3.5 and commission, spot and similar bonuses) for the Year preceding the current Year, except that, in the case of a deferral election to be made by a newly hired Employee (which election shall be made available at the sole discretion of the Employing Company), with respect to a bonus to be earned in (A) the current Year, "bonus" means the target or otherwise estimated bonus for that portion of the current Year after the date of his or her hire, and
                         (B) the Year following hire, "bonus" means the target or otherwise estimated bonus for the current Year.

         The Committee may from time to time, in its sole and absolute discretion, modify the above eligibility requirements and make such additional or other requirements for eligibility as it may determine.

     3.2 Compensation Eligible for Deferral. (a) An Eligible Employee may elect to defer receipt of all or a specified portion of any bonus, but only to the extent the receipt thereof would cause the Eligible Employee's compensation to exceed the Compensation Limit. Each such deferral may be expressed as a percentage, in 10% increments only, but in no event shall any election result in a deferral of less than $5,000. The Eligible Employee may elect to have the designated percentage apply only to that portion of the bonus in excess of a certain dollar amount that he or she specifies when making the election. In lieu of designating a percentage, the Eligible Employee may elect to have a specific dollar amount of the bonus deferred. For purposes of this Section 3.2, "bonus" means any annual bonus payable pursuant to a regular program (but excluding long-term cash incentive plan payments other than those specified in Section 3.5 and commission, spot and similar bonuses) and which would otherwise be payable in cash to an Eligible Employee for services as an Employee.

               (b) An Eligible Employee whose compensation is payable under an employment agreement with the Company or another Employing Company which provides for deferred compensation may elect to defer such deferred compensation under the Plan, subject to the terms of such agreement. Any such deferral so elected shall be made in the same manner as provided for in subsection (a). Notwithstanding the foregoing, any compensation previously deferred under an employment agreement shall be subject to deferral under the Plan only as provided for in Section 3.6(b).

               (c) Whenever any compensation eligible for deferral under the Plan is also eligible for deferral, in whole or part, under any other deferred compensation plan (such as an excess 401(k) plan), the amount of such compensation eligible for deferral under the Plan shall be net of any amount elected for deferral under the other plan.

     3.3 Deferral Elections. An Eligible Employee with the consent of the Committee may annually make an irrevocable election to defer under the Plan certain compensation described in Section 3.2 and participate herein by timely delivering a properly executed election to the Committee on a form prescribed by the Committee. The election form shall specify with respect to the compensation to be deferred under the Plan for the Year, pursuant to the provisions of Section 3.2 and Article V:

               (i)  the percentage of the bonus or compensation specified in
                    Section 3.2(b) to be deferred, the certain dollar amount of such bonus or compensation in excess of which the deferral has been elected, if applicable or, the specific dollar amount to be deferred; and

               (ii) the time for the commencement of payment of the deferred compensation, which must be either on account of retirement or at an in-service Year to be specified by the Eligible Employee. Compensation which is to be deferred to an in-service payment date must be deferred for no fewer than three Years following the Year in which it was earned.

     3.4 Effective Date of Election. (a) An election to defer compensation under the Plan must be received by the Committee prior to the beginning of the Year in which such compensation is earned. Such an election shall become irrevocable as of the last day of the Year prior to the Year in which such compensation is earned. Notwithstanding the foregoing, an election to defer compensation to be earned in 1999 must be received by the Committee prior to January 31, 1999, at which time it shall become irrevocable.

               (b) Notwithstanding the date specified in subsection (a) above, the Committee may prescribe an earlier or later date by which time an Eligible Employee must elect to defer such compensation.

               (c) Under no circumstances may an Eligible Employee at any time defer compensation to which he or she has attained a legally enforceable right to receive currently.

     3.5 Certain Incentive Plans. Notwithstanding anything to the contrary herein, the term "bonus" wherever used in this Article III shall include any amounts payable to eligible employees of (i) Time Inc. and its subsidiaries and affiliates, who participate in a Phantom Equity Plan ("PEP"), provided, however, that any such elections shall be made irrevocably during the third Year of a four Year PEP cycle or (ii) Entertainment Weekly Inc., who participate in the Entertainment Weekly Stock Performance Plan, provided, however, that any such elections under either (i) or (ii) shall be made irrevocably no later than by the end of January of the final year of the respective plan.

     3.6  Transfers. (a) Each "Eligible Participant" in the Pre-1999
Plan may make a one time election no later than January 31, 1999 (which shall become irrevocable as of such date) by a written notice to the Committee to have his or her entire account balance in the Pre-1999 Plan transferred to and deferred under his or her Deferred Compensation Account in the Plan. For purposes of this Section, an "Eligible Participant" is any Participant in the Pre-1999 Plan who has not been designated (either individually or by class) by the Committee, in its sole discretion, as being ineligible to make such transfers.

               (b) Each Eligible Employee, whose compensation is payable under an employment agreement with the Company or another Employing Company which provides for deferred compensation, may elect to have transferred to and deferred under his or her Deferred Compensation Account in the Plan the balance, in whole or in part, of the compensation previously deferred under such agreement, subject to the terms thereof. Such an election can be made at any time, but only once in the Eligible Employee's lifetime.

                                   ARTICLE IV

                         DEFERRED COMPENSATION ACCOUNT

     4.1  Deferred Compensation Account. (a) A Deferred Compensation
Account shall be established for each Participant who makes a deferral election pursuant to Article III. A Participant's or Inactive Participant's Deferred Compensation Account shall consist of the Compensation deferred by a Participant in any Year under the Plan, increased or decreased by any gains or losses thereon.

               (b) The Company shall maintain the Deferred Compensation Accounts of all Participants and Inactive Participants.

               (c) All payments made under the Plan shall be made directly by the Company from its general assets subject to the claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. The Plan is an unfunded and unsecured contractual obligation of the Company. Participants, Inactive Participants and Beneficiaries shall be unsecured creditors of the Comany with respect to all oblitgations owed to them under the Plan. Participants, Inactive Participants and Beneficiaries shall not have any interest in any fund or specific asset of the Company by reason of any amount credited to a Deferred Compensation Account, nor shall any such person have any right to receive any distribution under the Plan except as explicitly stated herein. The Company shall not designate any funds or assets to specifically provide for the distribution of the value of a Deferred Compensation Account or issue any notes or security for the payment thereof. Any asset or reserve that the Company may purchase or establish shall not serve as security to Participants, Inactive Participants and Beneficiaries for the performance of the Company under the Plan.

     4.2 Hypothetical Investment. (a) For crediting rate purposes, amounts creditedto a Participant's or Inactive Participant's Deferred Compensation Account shall be deemed to be invested in one or more of the following deemed Investment Funds, according to his or her Investment Direction: Time Warner Inc. Stock Fund, International Equity Fund, Aggressive Equity Fund, Income-Managed Equity Fund, Balanced Investment Fund and Capital Preservation Fund. For any period, the deemed return on each of these Investment Funds shall be the same as the return for such period on each similarly named fund offered under the Time Warner Defined Contribution Plans Master Trust.

               (b) The Company, by action of the Investment Committee or the Board, may add to, decrease or change the Investment Funds offered under the Plan, at any time and for any reason. Participants, Inactive Participants and Beneficiaries shall not have the right to continue any particular deferral option.

               (c) The Company shall be under no obligation to invest amounts corresponding to any deferral options chosen by Participants or Inactive Participants. Any such allocation to any Deferred Compensation Account shall be made solely for the purpose of determining the value of such account under the Plan.

     4.3 Investment Direction. Deferrals shall be credited to the Investment Funds in accordance with a Participant's or Inactive Participant's Investment Direction. A Participant or Inactive Participant shall direct that his or her deferrals be applied, in multiples of one percent, to deemed investments in any or all of the Investment Funds.

     4.4 Changes in Investment Direction. A Participant or Inactive Participant may make one Investment Direction in each calendar quarter, separately with respect to either or both new deferrals or previous deferrals and any earnings thereon.

     4.5 Manner of Hypothetical Investment. (a) For purposes of the hypothetical investment under Section 4.2, deferred compensation shall be considered to be invested on the date the recordkeeper of the Plan records the deferral amount.

               (b) As of each Valuation Date, the recordkeeper of the Plan shall determine the value of each Participant's or Inactive
Participant's Deferred Compensation Account.

               (c) For purposes of distribution pursuant to Article V, the balance of each Deferred Compensation Account shall be valued as of the Valuation Date immediately preceding the date that the Committee commences the processing of the distribution of the balance of such account, or the particular installment thereof.

     4.6 Participant Assumes Risk of Loss. Each Participant and Inactive Participant or his or her respective Beneficiary assumes the risk in connection with any decrease in value of his or her Deferred Compensation Account deemed invested in the Investment Funds.

     4.7 Statement of Account. As soon as reasonably practicable after the end of each calendar quarter, a statement shall be sent to each Participant and Inactive Participant with respect to the value of his or her Deferred Compensation Account as of the end of such quarter.

                                   ARTICLE V

                    PAYMENT OF DEFERRED COMPENSATION ACCOUNT

     5.1 Payment on Account of Retirement. (a) In the event of the termination of the Participant's employment with the Company or an Affiliate on account of his or her Retirement, the Participant's Deferred Compensation Account shall be distributed to him or her in ten annual installment payments.

               (b)  Notwithstanding any other provision of this Section
5.1, if the value of the Participant's Deferred Compensation Account is less than $50,000 as of the Valuation Date immediately prior to the date of Retirement, payment shall be made in a lump sum.

               (c) Notwithstanding subsection (a) above, if the value of a Participant's Deferred Compensation Account is $50,000 or more, such Participant may, at least 12 months prior to his or her Retirement date, request a lump sum payment, and the Committee may, in its sole and absolute discretion, make payment in a lump sum.

               (d) The first installment, or lump sum, as the case may be, shall be distributed as soon as practicable on or after April 1 of the Year following the date of Retirement. Subsequent annual installment payments shall be distributed as soon as practicable on or after each following April 1.

               (e)  All requests by a Participant under this Section
5.1 shall be made only by delivering a written notice to the Committee on a form prescribed by it.

     5.2 Special In-Service Payment. Notwithstanding the payment provisions in subsections (a) through (d) of Section 5.1, a Participant may request, by delivering written notice to the Committee on a form prescribed by it, one special in-service payment in a lump sum of all or any portion of the Participant's Deferred Compensation Account (but not less than $5,000), to be distributed as soon as practicable after the expiration of 36 months following the month in which he or she has made the request, and the Committee may, in its sole and absolute discretion, make such payment.

                    (i) The value of any such special in-service payment shall not include amounts payable under existing in-service payment elections.

                    (ii) In the event of the termination of the Participant's
                         employment with the Company or an Affiliate for any reason, prior to the payment of any such special in-service payment, it shall be paid in the same manner and at the same time or times as any other payments of the Participant's Deferred Compensation Account due under this Article. In the event of death, payment shall be made as provided for in Section 5.6.

                   (iii) In requesting a special in-service payment, a
                         Participant must specify that such payment is to be applicable to the amount or amounts which were deferred in a specific Year or Years. All or a percentage of the deferral for such Year or Years may be requested.

     5.3 Payment on Account of Disability. (a) In the event a Participant meets the definition of Disability, the value of the Participant's Deferred Compensation Account shall be distributed to him or her in five annual installment payments.

               (b) Notwithstanding subsection (a) above, if the value of the Participant's Deferred Compensation Account is less than $50,000 as of the Valuation Date immediately prior to the date the definition of Disability is met, payment shall be made in a lump sum.

               (c) The first installment, or lump sum, as the case may be, shall be distributed as soon as practicable on or after April 1 of the Year following the date the Participant has met the definition of Disability. Subsequent annual installment payments shall be distributed as soon as practicable on or after each following April 1.

               (d) If a Participant or Inactive Participant no longer meets the definition of Disability and returns to work with the Company or an Affiliate, no further payments shall be made on account of the prior Disability, and distribution of his or her remaining Deferred Compensation Account shall be made as otherwise provided in this Article V.

     5.4 In-Service Payments. (a) An in-service payment elected by a Participant pursuant to Section 3.3(ii) shall be distributed in a lump sum as soon as practicable on or after April 1 in the Year specified by the Participant.

               (b) Notwithstanding subsection (a) above, a Participant may request, by delivering written notice to the Committee on a form prescribed by it prior to January 1 of the Year preceding that in which the in-service payment is to be made, that the Committee, in its sole and absolute discretion, defer such payment until such later Year as the Participant requests. Any such additional deferral (i) must be for full Years, and for no fewer than three Years following the Year in which payment would have been made but for the additional deferral, (ii) must be for the current value of the whole amount originally deferred, (iii) can only be made once with respect to any in-service payment, and (iv) shall be distributed in a lump sum as soon as practicable on or after April 1 in the Year specified by the Participant. In lieu of specifying the Year in which the payment is to be made, the Participant may specify that payment of the deferral shall be made on account of retirement, in which case it shall be distributed in accordance with the provisions of Section 5.1 as soon as practicable on or after April 1 of the Year following the date of Retirement.

               (c) In the event of the termination of a Participant's employment for any reason prior to the time any in-service payment under this
Section 5.4 would have been made, distribution of such payment shall be made according to the manner of payment specified in Section 5.1, 5.2, 5.3, 5.5 or 5.6, based on the Participant's actual reason for termination of employment; provided, however, that the unpaid balance of any in-service payment shall be paid in full at the time such in-service payment would have been made but for such termination of employment.

               (d) The Committee may, in its sole and absolute discretion, defer any in-service payment previously elected by any officer of the Company or TWE who at the time of the designated in-service payment date is at or above the level of a senior vice president. In the event of any such deferral by the Committee, payment shall be made under this Article V as if such officer had made a deferral election for payment on account of Retirement.

     5.5 Payment on Account of Termination of Employment other than on Account of Death, Disability or Retirement. (a) In the event of the termination of employment with the Company or an Affiliate for reasons other than death, Disability or Retirement, the value of the Participant's Deferred Compensation Account shall be distributed to him or her in five annual installment payments. A Participant shall not be considered to have terminated employment for purposes of the Plan if he or she transfers directly to the Company or an Affiliate.

               (b) Notwithstanding subsection (a) above, if the value of the Participant's Deferred Compensation Account is less than $50,000 as of the applicable Valuation Date pursuant to Section 4.5(b), payment shall be made in a lump sum.

               (c) The first installment, or lump sum, as the case may be, shall be distributed as soon as practicable on or after April 1 of the Year following the date the Participant has terminated employment. Subsequent annual installment payments shall be distributed as soon as practicable on or after each following April 1.

     5.6 Payment to Beneficiary or Estate in the Event of Death. Notwithstanding the provisions for payment described in Sections 5.1 through 5.5 above, in the event of the death of a Participant or Inactive Participant before the distribution of his or her Deferred Compensation Account has commenced, or before such account has been fully distributed, the value of such account shall be determined as of the Valuation Date coincident with or immediately prior to the date that the Committee commences the processing of the distribution, after both a written notice of his or her death and a death certificate have been received by the Committee. Such account shall be distributed in a lump sum as soon as practicable to the Participant's or Inactive Participant's Beneficiary (or, if no person has been designated or if no person so designated survives the Participant or Inactive Participant, to such Participant's or Inactive Participant's estate or if such Beneficiary survives the Participant or Inactive Participant, but dies prior to payment, to such Beneficiary's estate). In case any Participant or Inactive Participant and his or her Beneficiary die in or as a result of a common accident or disaster and under such circumstances as to make it impossible to determine which of them was the last to die, the Participant or Inactive Participant shall be deemed to have survived his or her Beneficiary. Distributions hereunder shall be subject to such administrative and procedural requirements and forms as the Committee in its discretion may require.

     5.7 Severe Unforeseeable Financial Emergency Payments. Notwithstanding any other provisions of the Plan, a Participant or Inactive Participant may make an application to the Committee that he or she has a severe unforeseeable financial emergency of such a substantial nature and beyond the individual's control that a payment of compensation previously deferred under the Plan or recision of a deferral election is warranted. After consideration of the application, and a determination that such an emergency exists, the Committee may, in its sole and absolute discretion, direct that all or a portion of the balance of such individual's Deferred Compensation Account be paid to him or her in such manner and at such time as the Committee shall specify, or may rescind, in whole or in part, a deferral election with respect to a bonus deferred but not yet payable, but only to the extent reasonably required to satisfy the emergency need.

     5.8 Incapacity. The Committee may direct that any amounts distributable under the Plan to a person under a legal disability be made to (and be withheld until the appointment of) a representative qualified pursuant to law to receive such payment on such person's behalf.

     5.9 Method of Paying Installments. Installment payments as provided for in this Article V shall be paid as follows: (i) in the case of installments paid over five Years: 1/5 of the value of the Deferred Compensation Account subject to installment payments shall be paid in the first installment; 1/4 of the remaining value shall be paid in the second installment; 1/3 of the remaining value shall be paid in the third installment; 1/2 of the remaining value shall be paid in the fourth installment; and all of the remaining value in the account shall be paid in the fifth and final installment, and (ii) in the case of installments paid over ten Years: 1/10 of the value of the Deferred Compensation Account subject to installment payments shall be paid in the first installment; 1/9 of the remaining value shall be paid in the second installment; 1/8 of the remaining value shall be paid in the third installment; 1/7 of the remaining value shall be paid in the fourth installment; 1/6 of the remaining value shall be paid in the fifth installment; 1/5 of the remaining value shall be paid in the sixth installment; 1/4 of the remaining value shall be paid in the seventh installment; 1/3 of the remaining value shall be paid in the eighth installment; 1/2 of the remaining value shall be paid in the ninth installment and all of the remaining value in the account shall be paid in the tenth and final installment.

     5.10 Payments Only in Cash. All payments under the Plan shall be made only in cash.

     5.11 Occurrence of a Tax Event: If a Tax Event shall occur and the Committee thereafter determines to change the Investment Funds offered as crediting rates under the Plan for amounts that have been deferred and elected to be deferred under the Plan prior to the effective date of such change, then each Participant and Inactive Participant shall have a one-time right to elect to (a) maintain his or her Deferred Compensation Account under the Plan in the Investment Funds then offered as crediting rates under the Plan or (b) receive a lump sum distribution of all (but not less than all) of his or her Deferred Compensation Account under the Plan and all amounts elected to be deferred under the Plan but not yet credited to the Plan.

     5.12 Rehire of Inactive Participant. If an Inactive Participant returns to work with the Company or an Affiliate, no further payments shall be made on account of the prior termination of employment, and distribution of his or her remaining Deferred Compensation Account shall be made as otherwise provided in this Article V.

                                   ARTICLE VI

                                 ADMINISTRATION

     6.1 The Committee. The Plan shall be administered by a Committee, consisting of not less than three members to be appointed from time to time by the Board. The members of the Committee shall serve at the pleasure of, and may be removed by the Board at any time. Any member of the Committee may resign at any time by giving notice to the Board or to the President of the Company. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. No member of the Committee shall receive any compensation for his or her services as such. Participants and Inactive Participants may be members of the Committee but may not participate in any decision affecting their own account in any case where the Committee may take discretionary action under Article V.

     6.2 Quorum and Actions of Committee. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Committee may participate in a meeting of such Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     6.3 Plan Administrator. The Committee shall be the administrator of the Plan and shall have all powers necessary to administer the Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of the Plan, except to the extent that any such powers are vested in any other fiduciary by the Plan or by the Committee. The Committee may from time to time establish rules for the administration of the Plan, and it shall have the exclusive right to interpret the Plan to decide any matters arising in connection with the administration and operation of the Plan. All its rules, interpretations and decisions shall be conclusive and binding on the Employing Companies and on Eligible Employees, Participants, Inactive Participants and Beneficiaries.

     The Committee may delegate any of its powers or duties to others as it shall determine and may retain counsel, agents and such clerical and accounting services as it may require in carrying out the provisions of the Plan.

     6.4  Reliance on Information. The Committee and Investment Committee
(as described below) may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel, recordkeeper or other person who is employed or engaged for any purpose in connection with the administration of the Plan.

     Neither the Committee or Investment Committee nor any member of the Board or the board of directors (or governing body) of an Affiliate and no employee of the Company or any Affiliate shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with the Plan.

     6.5 Committee Records. The Committee shall keep a record of all its proceedings and of all payments directed by it to be made to Participants, Inactive Participants or Beneficiaries or payments made by it for expenses or otherwise.

     6.6 Investment Committee; Appointment. An Investment Committee, consisting of three (3) or more persons, shall be appointed from time to time by the Board. The members of the Investment Committee shall serve at the pleasure of, and may be removed by the Board at any time. Any member of the Investment Committee may resign at any time by giving notice to the Board or to the President of the Company. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Participants may be members of the Investment Committee. Unless otherwise directed by the Board, and except as may be required under ERISA, no bond or other security shall be required of any members of the Investment Committee as such. No member of the Investment Committee shall receive compensation for his services as such.

     6.7 Quorum and Actions of Investment Committee. A majority of the members of the Investment Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Investment Committee shall be by vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Investment Committee may participate in a meeting of such Investment Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     6.8  Investment Committee Chairman; Delegation by Investment
Committee. The members of the Investment Committee shall elect one of their number as chairman and may elect a secretary who may, but need not, be one of their number. The Investment Committee may delegate any of its powers or duties among its members or to others as it shall determine. It may authorize one or more of its members to execute or deliver any instrument or to make any payment in its behalf. It may employ such counsel, agents and clerical, accounting, actuarial and recordkeeping services as it may require in carrying out the provisions of the Plan.

     6.9 Investment Policy. The Board shall have the authority to establish the overall investment policy for the Plan and may delegate such responsibility to the Investment Committee. The Investment Committee shall take all prudent action necessary or desirable for the purpose of carrying out the foregoing.

     6.10 Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company or any Affiliate (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving any employee benefit plans of the Company or any Affiliate in any capacity at the request of such company.

     6.11 Expenses of Administration. Any expense incurred by the Company, the Committee or the Investment Committee relative to the administration of the Plan shall be paid by the Employing Companies in such proportions as the Company may direct.
                                  ARTICLE VII

                                CLAIMS PROCEDURE

     7.1 Participant or Beneficiary Request for Claim. Any request for a benefit payable under the Plan shall be made in writing by a Participant or Beneficiary (or an authorized representative of any of them), as the case may be, and shall be delivered to any member of the Committee. Such written request shall be deemed filed upon receipt thereof by the Committee. Such request shall be made within the time prescribed in the Plan for claiming a particular benefit or, if no time is so prescribed, within a reasonable time before payment of the benefit is to commence.

     7.2 Insufficiency of Information. In the event a request for benefits contains insufficient information, the Committee shall, within a reasonable period after receipt of such request, send a written notification to the claimant setting forth a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The claimant's request shall be deemed filed with the Committee on the date the Committee receives in writing such additional information.

     7.3 Request Notification. The Committee shall make a determination with respect to a request for benefits within ninety (90) days after such request is filed (or within such extended period prescribed below). The Committee shall notify the claimant whether his claim has been granted or whether it has been denied in whole or in part. Such notification shall be in writing and shall be delivered, by mail or otherwise, to the claimant within the time period described above. If the claim is denied in whole or in part, the written notification shall set forth, in a manner calculated to be understood by the claimant:

                    (i)  The specific reason or reasons for the denial;

                    (ii) Specific reference to pertinent provisions of the Plan on which the denial is based; and

                   (iii) An explanation of the Plan's claim review procedure.
                         Failure by the Committee to give notification pursuant to this Section within the time prescribed shall be deemed a denial of the request for the purpose of proceeding to the review stage.

     7.4 Extensions. If special circumstances require an extension of time for processing the claim, the Committee shall furnish the claimant with written notice of such extension. Such notice shall be furnished prior to the termination of the initial ninety (90)-day period and shall set forth the special circumstances requiring the extension and the date by which the Committee expects to render its decision. In no event shall such extension exceed a period of ninety (90) days from the end of such initial ninety (90)-day period.

     7.5 Claim Review. A claimant whose request for benefits has been denied in whole or in part, or his duly authorized representative, may, within sixty (60) days after written notification of such denial, file with a reviewer appointed for such purpose by the Committee (or, if none has been appointed, with the Committee itself, with a copy to the Committee, a written request for a review of his claim. Such written request shall be deemed filed upon receipt of same by the reviewer.

     7.6 Time Limitation on Review. A claimant who timely files a request for review of his claim for benefits, or his duly authorized representative, may review pertinent documents (upon reasonable notice to the reviewer) and may submit the issues and his comments to the reviewer in writing. The reviewer shall, within sixty (60) days after receipt of the written request for review (or within such extended period prescribed below), communicate its decision in writing to the claimant and/or his duly authorized representative setting forth, in a manner calculated to be understood by the claimant, the specific reasons for its decision and the pertinent provisions of the Plan on which the decision is based. If the decision is not communicated within the time prescribed, the claim shall be deemed denied on review.

     7.7 Special Circumstances. If special circumstances require an extension of time beyond the sixty (60)-day period described above for the reviewer to render his decision, the reviewer shall furnish the claimant with written notice of the extension required. Such notice shall be furnished prior to the termination of the initial sixty (60)-day period and shall set forth the special circumstances requiring the extension period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial sixty
(60)-day period.

                                  ARTICLE VIII

                           AMENDMENT AND TERMINATION

     8.1  Amendments. The Company (by action of the Board) or the
Committee (for the Company and the other Employing Companies) may at any time amend the Plan.

     8.2 Termination or Suspension. The continuance of the Plan and the ability of an Eligible Employee to make a deferral for any Year are not assumed as contractual obligations of the Company or any other Employing Company. The Company reserves the right (for itself and the other Employing Companies) by action of the Board or the Committee, to terminate or suspend the Plan, or to terminate or suspend the Plan with respect to itself or an Employing Company. Any Employing Company may terminate or suspend the Plan with respect to itself by executing and delivering to the Company or the Committee such documents as the Company or Committee shall deem necessary or desirable.

     8.3 Participants' Rights to Payment. No termination of the Plan or amendment thereto shall deprive a Participant or Inactive Participant of the right to payment of deferred compensation credited as of the date of termination or amendment, in accordance with the terms of the Plan as of the date of such termination or amendment; provided, however, that in the event of termination of the Plan, or termination of the Plan with respect to the Company or one or more other Employing Companies, the Committee may, in its sole and absolute discretion, accelerate the payment of all such credited deferred compensation on a uniform basis for all Participants and Inactive Participants or, in the case of termination of the Plan with respect to one or more other Employing Companies, for all Participants and Inactive Participants of such other Employing Companies only.

                                   ARTICLE IX

                             PARTICIPATING COMPANIES

     9.1 Adoption by Other Entities. Upon the approval of the Company or the Committee, the Plan may be adopted by any Affiliate by executing and delivering to the Company or the Committee such documents as the Company or Committee shall deem necessary or desirable. The provisions of the Plan shall be fully applicable to such entity except as may otherwise be agreed to by such adopting company and the Company or Committee.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Participants' Rights Unsecured. The right of any Participant or Inactive Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Employing Company employing the Participant at the time that his or her compensation is deferred. The Company, and any other Employing Company or former Employing Company shall not guarantee or be liable for payment of benefits to the employees of any other Employing Company or former Employing Company under the Plan.

     10.2 Non-Assignability. The right of any person to receive any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any such benefit shall not, except to such extent as may be required by law, in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person who shall be entitled to such benefits, nor shall it be subject to attachment or legal process for or against such person.

     10.3 Affiliate Ceasing to be Such. (a) In the event that a corporation or unincorporated entity ceases at any time to meet the definition of an Affiliate, such corporation or entity shall cease as of such time to be an Employing Company, if it had been such, and those of its Employees who would have been Eligible Employees under the Plan shall cease to be such.

               (b) Payments to Participants employed by any Affiliate which ceases to be such shall be made pursuant to Article V unless prior to the end of the Year in which such company ceases to be an Affiliate, it adopts a non-qualified deferred compensation plan and agrees to the transfer of the Deferred Compensation Accounts of all such Participants to its plan and to assume all obligations accrued under the Plan as of the date of such transfer with respect to such accounts and subsequent distributions thereof.

     10.4 No Rights Against the Company. The establishment of the Plan, any amendment or other modification thereof, or any payments hereunder, shall not be construed as giving to any Employee, Eligible Employee, Participant or Inactive Participant any legal or equitable rights against the Company or any other Employing Company or former Employing Company, its shareholders, directors, officers or other employees, except as may be contemplated by or under the Plan including, without limitation, the right of any Participant or Inactive Participant to be paid as provided under the Plan. Participation in the Plan does not give rise to any actual or implied contract of employment. A Participant may be terminated at any time for any reason in accordance with the procedures of the Employing Company.

     10.5 Withholding. Each Employing Company, former Employing Company, or paying agent shall withhold any federal, state and local income or employment tax (including F.I.C.A. obligations for both social security and medicare) which by any present or future law it is, or may be, required to withhold with respect to any deferral of compensation pursuant to the Plan, any Employing Company Allocation, any income deemed accrued or any distribution under the Plan, with respect to any of its former or present Employees. The Committee shall provide or direct the provision of information necessary or appropriate to enable each such company to so withhold.

     10.6 No Guarantee of Tax Consequences. The Committee, the Company and any Employing Company or former Employing Company do not make any commitment or guarantee that any amounts deferred for the benefit of a Participant or Inactive Participant will be excludible from the gross income of the Participant or Inactive Participant in the Year of deferral or distribution for federal, state or local income or employment tax purposes, or that any other federal, state or local tax treatment will apply to or be available to any Participant or Inactive

Participant. It shall be the obligation of each Eligible Employee, Participant or Inactive Participant to determine whether any deferral under the Plan is excludible from his or her gross income for federal, state and local income or employment tax purposes, and to take appropriate action if he or she has reason to believe that any such deferral is not so excludible.

     10.7 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

     10.8 Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby), to the extent not preempted by the laws of the United States.